DIRECT AND INDIRECT SUBSIDIARIES OF AVAX TECHNOLOGIES, INC.

Note: All of the entities listed below are wholly owned direct or indirect subsidiaries of AVAX Technologies, Inc., except as noted.

United States Incorporation (Delaware)

AVAX International IP Holdings, Inc.

AVAX International Holdings, Inc.

AVAX International Services, Inc.

AVAX America, Inc.

Denmark Offshore Holding Company

AVAX Technologies Holdings ApS

Australian Entities

AVAX Australia Holdings Pty Limited

AVAX Australia Pty Limited(1)

AVAX Australia Manufacturing Pty Limited(1)

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(1) At December 31, 1999, AVAX Holdings Pty Limited held an 80% interest in both AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited. AVAX Holdings Pty Limited's interest in both of these entities may be reduced to 50%.